Exhibit 3.22

State of North Carolina

Department of the Secretary of State

Limited Liability Company

ARTICLES OF ORGANIZATION

(as amended through July 2, 2015)

Pursuant to §57D-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1.	The name of the limited liability company is: Bonterra Builders, LLC

2.	The name and address of the person executing these articles of organization are as follows:

Cynthia Kirby

Troutman Sanders LLP

301 S. College Street, Suite 3400

Charlotte, NC 28202

Capacity: Organizer

3.	The name of the initial registered agent is National Registered Agents, Inc.

4.	The street address and county of the new registered agent office of the limited liability company are:

160 Mine Lake Ct Ste 200

Raleigh, NC 27615-6417

Wake County

5.	The mailing address, if different from the street address, of the initial registered agent office is N/A

6.	Principal office information:

The principal office telephone number: (480) 214-7388.

The street address and county of the principal office of the limited liability company arc:

8601 N. Scottsdale Road

Suite 225

Scottsdale, Arizona 85253

Maricopa County

7.	These articles will be effective upon filing

This is the 27th day of May, 2015.

/s/ Cynthia Kirby
Cynthia Kirby, Organizer